FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 21, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Five Wells Through Year-End 2014

Salt Lake City, July 21, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced its drilling schedule through the end of 2014.  The Company plans to start drilling two wells in August, one well in September and two more wells in the fourth quarter of 2014.

“We expect to see strong growth in reserves this year,” said Andy Pierce, Vice President of Operations of FX Energy.  “We have a great drilling schedule through year end and we think our track record gives us a reasonable expectation that this year’s drilling should add significantly to reserves.  We also expect to book reserves from our two Tuchola wells at year-end.”

Edge License

Following last year’s Tuchola-3K discovery the Company acquired and processed 240 square kilometers of new 3D seismic in the northern part of the Tuchola block.  Tuchola-3K and this year’s Tuchola-4K discoveries are centered in this area.  The Company’s technical team has identified a half-dozen new leads on this seismic, of which two will be selected for drilling this year.  The first Edge well is planned to start drilling in September, the second in the fourth quarter.

“We think the most significant wells in our drilling schedule are the Edge wells,” said Jerzy Maciolek, Vice President of International Exploration.  “We think the Tuchola discoveries point to great promise for this area.  We are targeting new structures and hope to add more support to our theory that the Edge license, like the Fences license, is an area where we can drill high value wells with a predictable success rate.”

The Edge license covers approximately 730,000 acres.  The Company operates and owns 100% of the working interest.

Fences License

In the Fences license the Baraniec-1 well is rigging up now and site preparation is underway on the Karmin-1 well.  Both are scheduled to start drilling in August.  Baraniec-1 is located in the Lisewo area and Karmin-1 is located on the southern border of the Fences license on trend with the Company’s two highest rate producers in that license.

Field personnel are scouting two other locations in the Fences license, Przybyslaw-1 in the Lisewo area and a first location in the Miloslaw area.  The Company expects to drill one of these two wells in the fourth quarter this year.  The Company also expects to see the Zaniemysl-3 sidetrack completed this year to a higher downhole location.

The Fences license covers approximately 850,000 acres. The Polish Oil and Gas Company, PGNiG, is the operator and owns 51% of the working interest; the Company owns 49% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.